Exhibit 99.1

Aldila

Third Quarter 2006 Financial Results Conference Call

Moderator: Pete Mathewson

October 25, 2006

5:00 p.m. ET

OPERATOR:  Good afternoon.  My name is Shakhiya and I will be your conference operator today.  At this time I would like to welcome everyone to the Aldila’s Third Quarter Earnings Results 2006 Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question-and-answer period.  If you would like to pose a question during this time, please press star, then one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Peter Mathewson, Chairman and CEO.  Also with him today is Mr. Bob Cierzan, Chief Financial Officer.  Mr. Mathewson, you may begin your conference.

PETE MATHEWSON, CHAIRMAN AND CEO, ALDILA INCORPORATED:  Good afternoon.  I am Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2006 Third Quarter Financial Report.  Also with me here today is Bob Cierzan, our Chief Financial Officer.  Following my brief commentary, the line will be open for questions.

I want to remind you that the content of today’s audiocast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at 2:00 p.m. Pacific Daylight Time, on October 25th, 2006.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audiocast.  The public filings of our annual report on Form 10-K and Form 10-Q Quarterly Reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussion.  This call is the property of Aldila Incorporated.  The redistribution, retransmission or rebroadcast of today’s call in any form without the express written consent of Aldila Incorporated is strictly prohibited.

In the third quarter of 2006 net sales was 16.3 million or 16 percent lower than the 19.3 million reported in the same quarter for 2005.  Net income of 2.9 million and $0.51 fully diluted earnings per share in the 2006 quarter, compares to 3.8 million and $0.68 respectively in the 2005 quarter.  Our lower results in the 2006 quarter are attributable to lower sales volume and a mix of shaft sales which contained lower revenues from branded and co-branded products as compared to the 2005 quarter.

In the 2006 third quarter the company benefited from the settlement as a Class member in a civil suit against certain carbon fiber producers in the amount of 2.2 million pre-tax.  Excluding the benefit from the settlement, the company’s net income would have been 1.4 million or $0.26 fully diluted per share.

In the 2006 third quarter, the company repurchased 57,596 shares of its common stock at a cost of 1.2 million.

In our third quarter 2006 sales of golf and related products were 19 percent lower than in the comparable quarter of 2005.  Sales of composite prepreg materials in the third quarter of 2006 were up 14 percent as compared to the 2005 period and represented 13 percent of consolidated sales in the current quarter. The average selling price of golf shafts decreased 9 percent quarter on quarter on a 12 percent decrease in unit sales.  Branded golf sales decreased 32 percent and co-branded sales decreased by 73 percent versus the 2005 third quarter and together represented 38 percent of our golf shaft sales in the current quarter as compared to 58 percent in the comparable quarter last year.  The Company’s backlog of sales at September 30th, 2006 was 11.5 million as compared to 9.7 million at September 30, 2005.

For the nine months ended September 30, 2006 our net sales were 54.5 million, as compared to net sales of 59.0 million in the comparable period of 2005.  Net income of 9.9 million in the 2006 period, or $1.77 fully diluted per share, as compared to net income of 10.7 million and fully diluted earnings per share of $1.97 in the comparable period of the prior year.

Our balance sheet as of September 30, 2006 remains strong; with 14.4 million in cash, 36.7 million in working capital, after paying out 2.5 million in dividends, repurchasing 1.2 million in common stock and providing for 3.2 million in capital expenditures during the nine month period ended September 30, 2006.  Approximately 1.8 million of our current cash has been tagged as restricted due to changes to how we operate through customs in China.  Our customs license was downgraded based on minor violations of regulations in past years.  We believe this downgrade is temporary and anticipate the restriction on cash to be lifted in the first half of next year.

During the quarter we began deliveries of shafts for new programs.  We have seen a shift in product mix towards iron shafts that sell at lower prices.  Wood shaft sales in general declined in the second and third quarters.  This shift has hurt our sales in branded, co-branded and OEM wood shafts and impacted our selling price and gross margin.  The overall equipment market in 2006 has been less than robust as evidenced by the unprecedented buy one get one free metal wood programs conducted by several major OEMs during July of this year.  A margin squeeze is occurring in the equipment market and it is creating intense pressure on component pricing.  We are working closely with our OEM partners in this challenging market.  We believe our market share at our key OEM partners remains strong and we are poised to benefit when the equipment market strengthens, the metal wood market in particular.

While our results were below the comparable quarter last year, we still remain optimistic with the state of our business.  Incoming orders received in the third quarter of the current year were 14 percent stronger than in the same period last year.

Our new VS Proto(TM) ‘ByYou’ shaft product line represented 35 percent of our branded golf shaft revenues in the third quarter of 2006.  The VS Proto(TM) ‘ByYou’ shafts will be used by several major club companies in new product programs and additionally by others using it in their custom fit programs.  Shipment of shafts for these programs have begun and we believe will gather momentum as we move into next year.  The trend toward easy to hit graphite shafted hybrid clubs replacing formerly steel shafted long irons continues and is changing the makeup of the traditional iron set.  We are well positioned to benefit from this trend with our complete range of hybrid offerings to meet the needs of every golfer.  In addition, we have expanded our NV(TM) iron shaft range to include a new 85 gram men’s offering and a 55 gram pink ultra light ladies offering for 2007.

The Aldila NV(TM) and VS Proto(TM) series of shafts continue to achieve outstanding success on the PGA and Nationwide Tours.  With a few events still remaining on the schedule, players using Aldila shafted drivers in 2006 have won 11 events on the PGA Tour and 11 events on the Nationwide Tour.  PGA Tour professionals using drivers with Aldila shafts have won more than 22 million in Tour earnings in 2006.  The VS Proto(TM) and NV(TM) hybrid shafts continue to be the overwhelming choice of Tour professionals.  Aldila has been the leading choice for hybrid shafts on both Tours, typically outpacing other manufacturers by a 3 to 1 margin in 2006.  As the Tour winds down for 2006, our Tour representatives are working with players gaining valuable feedback on new shaft introductions planned for the future.

Our Vietnam factory construction is progressing on schedule and several key managerial positions have been successfully recruited and hired from the local area.  Our goal is still to begin manufacturing operations in the first quarter of 2007.  This additional Asian capacity will help offset the rising costs of China and mitigate the risk of too much production in any one country.

Our composite materials business continues to grow with sales up 27 percent year to date versus last year.  Our sixth prepreg tapeline is now operational and should begin contributing to additional outside sales.  We anticipate continuing growth in this business.

Through the first three quarters of this year our hockey business is up 91 percent from the comparable period of last year but still well below where we believe it can be.  With that in mind we have worked closely with our customer to strengthen its NHL presence with a rapid turnaround pro service production cell.  Both companies believe success in the NHL will translate to increasing retail sales.

Carbon Fiber Technology LLC (“CFT”), our joint venture carbon fiber facility, is running at near capacity using precursor material from its current supplier.  A concerted effort is underway to provide CFT with alternative precursors and sources in 2007 to allow for greater output through higher line speeds and improved fiber quality.

The global carbon fiber situation is projected to remain tight in the years ahead as reported during the Intertech Carbon Fiber Conference in Budapest, Hungry held this month.  The overall fiber market is growing at a conservatively forecasted 10 percent clip, with increasing demand in wind turbines and aerospace applications.  Virtually all carbon fiber producers are adding capacity but the increasing demand should absorb the additional output through at least 2010.  With continuing high prices for oil and the related impact on precursor prices, pressure will remain on carbon fiber pricing.

Thank you for participating in this call.  The line will now be open for questions, Tanika — Shakhiya.

OPERATOR:  At this time I would like to remind everyone that if you would like to ask a question, please press star, then one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.

Your first question is coming from Raj Shastri with Thomas Weisel.  Go ahead.

RAJ SHASTRI, THOMAS WEISEL:  OK.  Good afternoon guys.

PETE MATHEWSON:  Good afternoon.

BOB CIERZAN, CHIEF FINANCIAL OFFICER:  Good afternoon.

RAJ SHASTRI:  Yeah, my first question is on improvement in your order backlog.  Despite the third quarter fall which we have seen in the revenues, your order backlog is up 19 percent, so why do you see that?  Is there OEMs are coming with their new product launches for the fourth quarter of ‘07?  And how is that shaping up in your old category?

PETE MATHEWSON:  Yes, we are seeing an increase in OEM activity.  Some of the new programs that I talked about at our last conference call have begun, some have been pushed out, but we are definitely seeing increase in OEM activity and they seem to be more concentrated on wood programs and iron programs.

RAJ SHASTRI:  OK.  So you mean to say that even if in the third quarter you saw iron shafts were gaining popularity because they were much cheaper than the woods, but going forward you see some improvement in the order of the old category.  Is that right?

PETE MATHEWSON:  That’s correct.

RAJ SHASTRI:  OK.  Do you also see that with the promotional activity is kind of over as we see from the golf retailers, OEMs are, is there any chance of OEMs going for more promotional activity?  Do you see that?  Like it’s just an opinion which I am asking.

PETE MATHEWSON:  Yeah, I think, you know, it happened during the summer which is usually the slowest selling period, so if it were going to happen again you’d look for it in the summer of ‘07 would be my guess.

RAJ SHASTRI:  OK.  My next question is on the gross margins.  On the gross margin I was kind of surprised because your gross margin is 25.2 percent and that is versus 40.7 percent (inaudible) in

September of ‘05, so even if with the ASP decline of 9 percent do you think that the carbon fiber prices was too hard (ph) and that’s the reason why your cost of goods sold went up?  Like I just want to get a sense of how much was it due to the ASP decline and how much was it due to increase in the carbon fiber prices.

PETE MATHEWSON:  Well we think the main reason without a doubt was the higher concentration of iron shaft sales and the decline in our branded and co-branded sales during the quarter.

RAJ SHASTRI:  OK.  So do you think that with the increase of branded and co-branded sales as you are seeing in your order books your gross margin will tend to move up much better than what you did in this quarter?

PETE MATHEWSON:  We just said that the orders were up.  We didn’t say that the concentration had changed.

RAJ SHASTRI:  OK.  So in the order book also you have the concentration which is more weighted towards the iron shafts.

PETE MATHEWSON:  We should see some improvement from selling a greater number of wood shafts to OEMs versus iron sales that we were mainly, we were heavily concentrated on in the second and third quarter.  The big question is going to be the number of branded shafts that we sell at the higher margins going forward.

RAJ SHASTRI:  So is there any chance that you actually have gross margins 2 or 3 percentage points less than the fourth quarter of ‘05 or that’s a much...

PETE MATHEWSON:  Yeah, that’s kind of a forward-looking question.

RAJ SHASTRI:  OK.  The next question which I had was on the Vietnam.  So how much capacity are you planning to add from this Vietnam factory construction?

PETE MATHEWSON:  It’s basically one production line initially.

RAJ SHASTRI:  OK.

PETE MATHEWSON:  So we don’t really discuss what a production line capacity is.

RAJ SHASTRI:  OK.  And regarding the last question which I have before I jump back to the queue is your tax rate.  Is it 22 percent for the quarter?  So is there any reason behind the low tax rate?

PETE MATHEWSON:  The what?  The lower tax rate?  Well you have to look more at the year-to-date tax rate because there was a through up (ph) in the tax rate done during the quarter.

RAJ SHASTRI:  So going forward what should we take the tax rate as, 38 percent?

BOB CIERZAN:  For this year I figured more like 35 percent.

RAJ SHASTRI:  OK, thank you guys.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Your next question comes from Josh Wine with Bellator Capital Partners.  Sir, go ahead.

JOSH WINE, BELLATOR CAPITAL PARTNERS:  Hi.  I had a question, two quick questions.  The first, obviously this year cap ex spending is appreciably higher than last year and is typical in the last couple of years, how quickly will that kind of revert back to the norm if it does, you know, kind of the 1 to 2 million a year?

PETE MATHEWSON:  Yeah, I think what makes this kind of an extraordinary year is the Vietnam.  OK.  And obviously that’s kind of a one-time event.  And continued investment in prepreg, and that’s been a big part of our cap ex spending over the last couple of years.  And we expect that to continue.

JOSH WINE:  OK.  The Vietnam factory, to what extent is the Vietnam factory predicated on the idea that maybe doing business in China, manufacturing in China gets more expensive over time, so this is a buffer, and if that is part of the logic behind it.  How do you look at that?  Are you looking to, how would you think about shifting production between I believe it’s Mexico, but also in Vietnam at the expense of China?

PETE MATHEWSON:  Well you’re right.  I mean part of our decision making without a doubt was to increase our Asian capacity.  So we needed more Asian capacity to competitive and we didn’t want to put it in China because we were already heavily invested in China.  So to help mitigate the risk of putting too many eggs in China it made sense to go to Vietnam.  Plus, besides that for Vietnam is the lower cost of China.  It’s like China 10 years ago.

JOSH WINE:  OK.  So now that being said, what about Mexico?  Like how do you compare those two or does it not really matter because you still want an Asian presence so.

PETE MATHEWSON:  Yeah, and we also want to have a North American presence as part of our way to differentiate ourselves.  We’re at Tijuana which is very close to a lot of our major customers right here in Southern California, so, and our competitors don’t have that.  So (inaudible) opportunities pre-launch quantities of shafts for new programs, sales and samples, things like that we could provide a level of service that our competitors can’t from the Mexico facility.  So it will - but typically what we do is we transition our production from Mexico to China, China to Vietnam and we first start out with less complex shafts and as the crew gets experienced they can handle really everything that we make, but it takes a little bit of time.

JOSH WINE:  OK.  Great, thank you very much.  That answers my questions, thank you.

PETE MATHEWSON:  Sure, you’re welcome.

OPERATOR:  Your next question comes from Matt Sherwood with ZS.  Sir, go ahead.

MATT SHERWOOD, ZS:  Hey, guys.

PETE MATHEWSON:  Hi.

MATT SHERWOOD:  I had a quick sort of housekeeping question.  Can you just walk through the increases in the balance, in the working capital items?  The inventory mix, how much of that is raw material versus kind of skids (ph)?

BOB CIERZAN:  Approximately 60 percent of the inventory is in fiber and prepreg form.

MATT SHERWOOD:  So that’s got a pretty long, obviously, life.  OK.  And then the receivables are up on down sales, that’s just...

BOB CIERZAN:  That’s because those sales were weighted towards September.

MATT SHERWOOD:  OK.  So that’s in line with the comments about the higher backlog.

PETE MATHEWSON:  Right.

BOB CIERZAN:  Right.

MATT SHERWOOD:  All right, I think that’s good.  I’ll follow-up offline.  Thanks.

PETE MATHEWSON:  OK, thanks.

Operator:  Your next question comes from Hank Miller of RBC.  Sir, go ahead.

HANK MILLER, RBC:  Good afternoon.

PETE MATHEWSON:  Hi, Hank.

BOB CIERZAN:  Hi, how are you all today?

HANK MILLER:  I’m sort of, I’m interested in sort of how the VS Proto’s coming along.  I remember back in ‘03 things were sort of slow in getting the NV Green going and then it really caught on fire as we entered into ‘04, and I’m wondering if you see any kind of similarities in the way the VS, and I’m certainly not asking you to predict that we’re going to see the kind of move in the VS Proto, but just sort of how we’re coming along.  It seems to me that we’re sort of going along the same lines and that historically other than last year your third quarter was your weakest quarter and, you know, considering this third quarter looks like it wasn’t too bad to me, and with a nice backlog with these new OEM relationships, I won’t say new, but it seems like an awful lot more are looking to you guys to put in the new shafts as opposed to when the NV Green came along it took quite a while to actually even have the recognition that this was sort of the player shaft.  Can you kind of comment on, give a little color on that kind of a movement?

PETE MATHEWSON:  Yes, I can, Hank, that’s a good question.  The VS Proto, we’re happy with the start its had in the marketplace so far.  It’s been basically out there for two quarters now.  It’s doing extremely well on tour.  It’s had a major victory in the US Open.  So we really probably couldn’t ask for a better start.  How does it compare to the phenomenal success of the NV in its early days?  It’s tracking right on par with it.  We introduced the NV in July of ‘03, so it had basically a half year in there that I’m trying to compare it to, and I think it’s going to compare very favorably.  So we’re pleased with it.  You know, is it going to translate out to sales that we saw with the NV?  I guess we’ll see.  But at this point we’re pleased with it.  And one thing I think we have learned is it takes time to build momentum with these programs and these shafts.  It takes quite a while for word to get out and, you know, a lot of consumers need to see it out and about and that takes some time.  The NV introduced July ‘03, hits peak sales in the first quarter of ‘06, so it takes a long time or a fairly long time.  So you have to kind of keep that in mind.

HANK MILLER:  Well it seemed to me with this you’ve got a greater visibility now because of the NV.  Is that helping you to get in the door more do you think?

PETE MATHEWSON:  Well certainly our brand is, we’d like to think it’s the most recognized and number one rated brand in graphite shafts out there and a big part of that has been our success with the NV, consumer surveys and that kind of thing clearly show that Aldila is, you know, out in front of everybody else.  That does get us in the door.  We have customers, our customers are looking for us to come out with new and innovative golf shafts without a doubt.

HANK MILLER:  And then with that in mind, what is the, what are your ASP for NV, I want to say just maybe relationship of the price of the NV versus the VSP?  It’s a similar, I presume a similar cost structure but a much higher price structure, is that not correct?

PETE MATHEWSON:  Well it’s, I don’t really want to comment on pricing.  I mean it does sell at a higher price but I don’t want to get into it too much on that for competitive reasons.

HANK MILLER:  OK, thank you.  I’ll go back in line.  Thank you very much.

PETE MATHEWSON:  OK, take care.

OPERATOR:  Thank you.  Your next question comes from Kevin Anderson, a Private Investor.  Sir, go ahead.

KEVIN ANDERSON, PRIVATE INVESTOR:  Good afternoon, gentlemen.  My question is more of a different style, so put your capital allocation hats on for a minute.  And I wanted to ask you what the (inaudible) thoughts that you have in regards to allocating capital towards future share repurchases versus dividends.  You know, if you give a shareholder a dividend they’re likely to earn kind of the average rate of market return, but on the other hand if you can repurchase your shares at a discount price that the business is worth then the shareholders would earn at above average rate of return.  I just kind of wondered what your thoughts are (inaudible).

PETE MATHEWSON:  Well every quarter at the board meeting we discuss these things and I guess the board has shown that they can do it both ways.  We’ve done dividends, as you know we have regular dividends, we’ve done special dividends and we’ve done share repurchases.  So it kind of just depends on the set of circumstances, you know, level of cash we have and the value that we see in the stock price at a given time.

KEVIN ANDERSON:  OK, thank you.

PETE MATHEWSON:  OK, and you’re welcome.

OPERATOR:  Your next question comes from Mark Rye with Singular Research.  Sir, go ahead.

MARK RYE, SINGULAR RESEARCH:  Good afternoon, gentlemen.  Just a couple of questions.  One concerns your CFT plant, I’d like to know a little bit more about the market opportunity for the product from that plant.  I understand you have some supply constraints with the sole source supplier and you’re operating at full capacity but if those problems were resolved, can you comment on the type of businesses and industries that you see an opportunity to sell these product into?

PETE MATHEWSON:  Well, it’s basically a captive factory.  You know the production being split between the two partners and virtually all materials being consumed internally by the two partners.

MARK RYE:  I see.

PETE MATHEWSON:  So from Aldila’s point of view our efforts to increase production up there would be to consume it in further prepreg sales to develop that business.

MARK RYE:  I see.  Well that leads into my next question, a similar question on the market opportunity for prepreg sales and the type of businesses that you’re selling that into.  I’m presuming that you’re selling to some of your competitors for their own graphite shaft production, is that true?

PETE MATHEWSON:  No, it isn’t.

MARK RYE:  I see.  Can you comment at all on the types of businesses and industries that you sell prepreg to?

PETE MATHEWSON:  Yeah, I mean the majority of it is going to be in sporting goods, learning (ph) applications, some commercial/industrial applications, a little bit of aerospace, but you know, secondary structures and not really, not much there, so mainly it’s sporting goods and commercial/industrial application.

MARK RYE:  Well my last question is have you looked into selling that, your product into the graphite ski pole manufacturing business?

PETE MATHEWSON:  Yes, we have.

MARK RYE:  And can you comment on what you’ve concluded from that?

PETE MATHEWSON:  You know I mean it’s just another potential set of customers for us.

MARK RYE:  I see, but today you don’t sell into the graphite ski pole manufacturing market, is that true?

PETE MATHEWSON:  After the expense (ph), yeah, no, I think it would be safe to say that we really don’t.

MARK RYE:  OK.  That was my last question.  Thank you very much.

PETE MATHEWSON:  Yeah, you’re welcome.

MARK RYE:  And good luck in your next quarter.

PETE MATHEWSON:  Thank you.

OPERATOR:  Your next question comes from Michael Twilley with Bellmont Global Advisors.  Sir, go ahead.

MICHAEL TWILLEY, BELLMONT GLOBAL ADVISORS:  Hi guys.  These calls seemed to be a little bit more fun a year ago.  Just to kind of turn on the prepreg sales, on the prepreg business, you said that’s running about 15 percent of sales.

BOB CIERZAN:  13.

MICHAEL TWILLEY:  13.  So that’s around, what, you know, 10 to 14 million annual run rate then?

BOB CIERZAN:  Well it depends on what your forecasting in our annual sales...

MICHAEL TWILLEY:  Well let’s just say trailing.  Well I mean basically my point is, you know, if I look at some of the pure play carbon fiber companies out there trading at EV (ph) to sales of, you know, anywhere from seven to five, you know, have you guys thought with the stock down here and with the market not really, you know, I guess in my opinion and probably some of your other shareholder’s opinion not really giving you guys any value for that, much value for that business.  You know, if somebody came to you and said, we’d like to take this business off your hands for, you know, $50 to $70 million, I mean is that a serious thought that would go, is that something that could potentially happen?  Or I mean is that, let’s just say that the situation came to you what would you do?

PETE MATHEWSON:  Well if you know somebody who wants to buy for 70 million.

MICHAEL TWILLEY:  No.

PETE MATHEWSON:  OK.  Well seriously, it would be, you know, I guess anything is for sale at a price.  What does complicate it though is that it is a joint venture.  You know obviously it’s a joint decision.  I think both partners so far have looked at the ownership that this is a strong (inaudible) position and a tight global fiber market.  We’re very glad that we’re owners.

MICHAEL TWILLEY:  OK.  I mean is there any, is there kind of, do you have more of a longer-term goal for, you know, what kind of revenue run rate you’d like to get that to (inaudible)?

PETE MATHEWSON:  Well we’re (inaudible) to maximum capacity and we’re not far off and then the big decision would be whether we’d want to add a second production line.

MICHAEL TWILLEY:  OK.  And when would you be budgeting that?

PETE MATHEWSON:  It’s still somewhere in the future.  It’s not been budgeted and it’s, you know, there’s nothing in, planned right now.

MICHAEL TWILLEY:  All right.  Well good luck turning the sporting goods business around.

PETE MATHEWSON:  OK, thanks.

MICHAEL TWILLEY:  Thank you.

OPERATOR:  As a reminder, if you do have a question, please press star, one on your telephone keypad.

And your next question is coming from Marsha Yuan with Dolphin Management.  Ma’am, go ahead.

MARSHA YUAN, DOLPHIN MANAGEMENT:  Good afternoon.  I had a question regarding the branded/co-branded sales compared to what I’ll call non-branded.  Can you explain why the decrease compared to last year?

PETE MATHEWSON:  Well I think part of it is third quarter is historically weak, a lack of new wood programs during the period, declining sales of our NV and a concentration of iron shaft sales versus wood shaft sales.

MARSHA YUAN:  Do you see your market share declining from that piece or do you think the OEMs are just preferring to do non-branded?

PETE MATHEWSON:  Well no, we don’t see our market share declining and I make that statement because from what we can gather from our OEMs that carry the NV and NVS family of shafts in their custom fit programs and things like that, they’re reporting back to us that it’s still strong and one of the strongest sellers they have, but we just say the sale’s down.  So I think the whole category has somewhat slowed down versus a couple of strong years in ‘04 and ‘05.

MARSHA YUAN:  And then you said, I think historically that your strategy is to focus on increasing your branded sales, what exactly can you guys do to work on that strategy?

PETE MATHEWSON:  Well I think the strategy is to continue to come up with new high performance, higher selling price golf shafts, like our VS Proto.

MARSHA YUAN:  OK, and the only reason I ask in that manner was because I feel like the decision comes more from the OEMs, I was wondering sort of how do you guys convince the OEMs (inaudible)?

PETE MATHEWSON:  We do that by introducing a branded shaft, putting marketing dollars behind it so we’re, our marketing efforts are at the end user.  So their field sales reps get (inaudible) for that shaft and their OEM club.  You know it gets requests which then gets back to the OEM, they become aware very quickly of the new shaft.  Also, it retracts (ph) tour success, how we’re doing on tour with the new product and that’s the kind of shafts that the OEMs are after.  So there, you know, everybody’s kind of got their hand on the heartbeat of the most successful shafts out there and those are the ones they want to carry in their branded products.

MARSHA YUAN:  OK, thank you guys.

PETE MATHEWSON:  OK, you’re welcome.

OPERATOR:  Your next question comes from John Lavery with Pacific Vista Capital.  Sir, go ahead.

JOHN LAVERY, PACIFIC VISTA CAPITAL:  Hi.  Yes, good afternoon.  Just wanted to check that, the statement in the press release about the incoming orders in the third quarter being 14 percent stronger than third quarter of last year, can you give us the composition of those orders in terms of branded/co-branded and OEM?

PETE MATHEWSON:  Yeah, we don’t break those out.

JOHN LAVERY:  OK.  Well what about, what would this number, this 14 percent have been had you reported that same number three months ago in the second quarter release?

BOB CIERZAN:  I don’t follow that question.

JOHN LAVERY:  Well you’re saying that the incoming orders were up 14 percent year-over-year in the third quarter.

BOB CIERZAN:  Yeah.

JOHN LAVERY:  And that’s a statistic that I do not believe was shared with us in the second quarter of ‘06.  So had you provided that number last quarter what would it have been?

BOB CIERZAN:  Could you hold on a second.

OPERATOR:  Your next question comes from Kevin Taback with Serac Capital.  Sir, go ahead.

KEVIN TABACK, SERAC CAPITAL:  Do you want to answer the last question first?

BOB CIERZAN:  Down 30 percent.

KEVIN TABACK:  I was just wondering on the last question about the retaining your market share in the branded segment, if I understood you correctly are you saying that you think that the market is shifting back towards more preference by the consumer for OEM non-branded shafts?

PETE MATHEWSON:  I think what we’ve got to look at is a lot of it’s timing.  I mean I would say that I think the equipment market is kind of strong this year as it has been in the last couple of years, number one.  I think wood, metal wood sales are not as strong in particular.  And I think the third quarter has something to do with it.  And the other part is just timing of new wood programs by our major customers is going to have a huge, huge impact on us as well.  A lot of this is just timing.

KEVIN TABACK:  OK.  So you don’t think the market is necessarily shifting.

PETE MATHEWSON:  Well you know I don’t think so, but it also is not uncommon to have a, you know, we’ve had a couple of strong years in sales in ‘04 and ‘05 and to have a slowdown, a little bit of a lull and have it, you know, and especially, when I say that I’m keying in on the second and third quarters.  The first quarter this year was more like ‘05, it was a very strong quarter and it was going along like the quarters in ‘05.  The second and third quarter we see a distinct slowdown.

KEVIN TABACK:  OK.  And I’m just wondering if you had the operating income for the two segments that you report in your Q available?

BOB CIERZAN:  We don’t have that.  You’ll see that when the Q comes out.

KEVIN TABACK:  OK.  Because I was just wondering on the gross margin if in the prepreg business if you were seeing any change in the margin from the last couple of quarters or if all the margin pressure was coming out of the product segment?

BOB CIERZAN:  There is, you’ll probably see a little margin pressure in prepreg.

KEVIN TABACK:  OK.  And why would that be if the market’s so tight for (inaudible)?

BOB CIERZAN:  But some of that’s due to the slower market in golf shafts and a spread in the cost.  I think the prepreg for golf and outside sales.

KEVIN TABACK:  OK.

PETE MATHEWSON:  So the total volume’s off versus ‘05.

KEVIN TABACK:  Right.  OK, thanks.

OPERATOR:  Thank you.  Your next question comes from Swarag Chowdhury with Dalton Investments.  Go ahead.

SWARAG CHOWDHURY, DALTON INVESTMENTS:  My first question is in the brand sales, I mean are you seeing a rapid slowdown or is it kind of or it’s going down as per your expectations?

PETE MATHEWSON:  You know it’s slowing down but as far as the rate of slowdown, again, it’s a thing that I don’t really want to comment on for competitive reasons.

SWARAG CHOWDHURY:  OK.  the other question is about your visibility into 2007, you’re saying your backlog is up and you’re saying you are seeing, you know, VS Proto is quite promising.  How do you see 2007 vis-à-vis 2006, which of course is a slow period.

PETE MATHEWSON:  Well we’re optimistic I guess or somewhat optimistic for ‘07 versus what we’re going through now.  We, like I said, we’re very happy with where the VS Proto is and if I look at incoming order rate for VS Proto it’s tracking up, July forward every month our sales are increasing, our incoming order rate is increasing, our backlog is going up, our total backlog’s going up, we have some good forward-looking programs in place.  So I think you know we’re, I’m OK with our position.  And I think I would also say at this point too that I’m not terribly disappointed with the quarter.  You know for a third quarter this is a pretty good quarter.  You know the sales are off, that we’ve had two scorching years in a row of tremendous growth and really where we are with this third quarter, you know, it’s a slowing equipment marketplace, we’re not in too bad a shape.  Prepreg sales are up 14 percent in the quarter, up 27 percent for the year, the hockey sales are up 91 percent for the year, on a consolidated basis our sales were down 16 percent against a record third quarter a year ago and for the year we’re down only 8 percent against a record year.  Really the record year ever in sales in 2005.  Our backlog’s up 19 percent from a year ago and it’s going to probably continue to climb I hope.  All in all I’m OK.  I’m OK with the position.  I like where we’re at.

SWARAG CHOWDHURY:  And also you must be pretty good in terms of liquidity and there’s no problem with liquidity, right?

BOB CIERZAN:  None at all.

PETE MATHEWSON:  None at all.

SWARAG CHOWDHURY:  Not at all.  Anything -- OK.  All right.  Do you see any of your competitors sort of starting back ordering (ph) to turning into prepegs or is that not in anybody’s agenda?

BOB CIERZAN:  Other companies?

SWARAG CHOWDHURY:  Yes.

BOB CIERZAN:  Golf shaft companies?

SWARAG CHOWDHURY:  Right.

PETE MATHEWSON:  No, we don’t see that.  I think a part of the thing that where it works so well for us is the size of the company and the number of units that we produce.  So kind of vertical integration works well for us, but I don’t know if it would work for anybody else.

SWARAG CHOWDHURY:  Right.  And I mean I know that it’s very premature at this stage and this year you had a Vietnam plant coming up, what’s a normal cap ex for this company, maintenance cap ex for your company?

BOB CIERZAN:  Under 2 million.

SWARAG CHOWDHURY:  Under 2 million.  OK.  And the third quarter is normally a seasonally weaker period as you were saying, what happens to the fourth quarter, is it also, I mean is the second half is a weaker period than the first half or what we should expect going forward?

PETE MATHEWSON:  Typically the fourth quarter is stronger than the third quarter.  Last year it was an anomaly.

SWARAG CHOWDHURY:  OK.  And have you got any feedback from your customers on your VS Proto, anybody has given a comparative, you know, analysis of NV brand and the VS Proto brand?  Anything you heard from your customers?

PETE MATHEWSON:  Well we’ve got several of them signed up with programs that we’re, it’s (inaudible) shipping to them, so I think they are, you know, they’ve obviously endorsed it and they’re happy with it.

SWARAG CHOWDHURY:  All right.  OK.  And do you think, you saw some (inaudible), the low priced steel shafts but as such you don’t see any significant shifts from the current steel to graphite percentages in the market?

PETE MATHEWSON:  Yeah.  No, we didn’t say that we’ve seen a shift towards steel shafts.  We said we saw a shift towards iron, graphite iron shafts versus graphite wood shafts.

SWARAG CHOWDHURY:  And in terms of your inventory, it looks like it’s about the same although for the second quarter do you see any problem on the working capital side?

BOB CIERZAN:  No, not at this time.  I mean it sounds likely and we’re going to probably bring it down further.

SWARAG CHOWDHURY:  Mm-hmm.

PETE MATHEWSON:  I think over the last couple of years our inventory has risen because of more complex higher cost shafts, but I think it’s an area that the management is going to concentrate on to bring down, you know, in the quarters ahead.

BOB CIERZAN:  About 60 percent of the inventory is in fiber prepreg form also; 40 percent being fiber which I mean can be converted to other products, prepreg and golf shafts, so.

PETE MATHEWSON:  And it does not have a shelf life.

SWARAG CHOWDHURY:  And what about the hybrid shafts, of course you won’t be able to tell us what percentage of your program sells the hybrid shafts right now, but do you see that becoming a more prominent business for you going forward?

PETE MATHEWSON:  Yeah, the hybrid market is really interesting to us and it’s one that we think has got great long term opportunity for us.  You know number one I’d say that the graph, it’s a graphite shaft.  After it’s said and done now, it’s settled out that a hybrid golf club requires a graphite shaft and that’s been validated by Pro Tour usage.  That’s hugely important.  It’s being perceived more as a wood shaft and an iron shaft so it needs graphite.  Number two, we’re seeing kind of an interesting morphing of the traditional iron set.  It’s beginning to occur, there’s several OEMs that are introducing or have introduced these kind of hybrid iron sets that are a mix of hybrid golf clubs and traditional iron heads in the set.  So let’s say in a typical men’s iron set now instead of a three and four iron, you’ve got a three and four hybrid club in there, and then traditional iron heads for the rest of the set.  Those three and four hybrids are going to have graphite shafts in them.  In ladies you’ll see maybe a three, four and five iron being replaced by three, four and five hybrid clubs and they’re obviously going to be graphite.  So we see this thing as really a trend that’s going to continue and we see it as a kind of a direct attack on steel shaft stronghold, which has been the iron set.  We see a great opportunity and we don’t know where this is going to all settle out, but we see a permanent change coming forward in the shape of the configuration of iron sets and it plays in our favor.

SWARAG CHOWDHURY:  OK, thank you so much.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Your next question comes from Dan Pike, an Independent Investor.  Sir, go ahead.

DAN PIKE, INDEPENDENT INVESTOR:  Hi, Pete.  How are you?

PETE MATHEWSON:  Hi, good, Dan.

DAN PIKE:  Thanks for taking my call.  I just wanted to (inaudible), I wanted to continue on with some of your thoughts maybe two questions ago.  You speak to, in just looking at the business cap ex is normalizing, okay, minus going into the Vietnam branch (ph) of cap ex is normalizing, it’s a business with no debt, you’ve got $3 per share in cash, last quarter you had at this point, you know, orders down 30 percent, it translated into sales being down 16 percent.  This quarter, you know your number’s plus 14, you know, obviously you don’t know for sure how the fourth quarter would look but you’d think, you know, at least you could flatline with last year if orders were up 14 percent year-over-year, even backing out, you know, what you had made in the litigation settlement in the third quarter if you take the 177 in EPS through nine months you take out the $0.25 from the litigation, I’m doing the numbers really fast so I apologize if I’m wrong, but I mean if you just flatline the EPS from last year, business is earning $2 a share in EPS, and all that, you know, and also your comments today were a bit surprising to me on the upside that the VS Proto...  I think you’re saying the Proto was tracking in line with where the NV was at the same point as Lifecycle, is that correct?

PETE MATHEWSON:  That’s correct, yeah.

DAN PIKE:  OK.  And which was a complete homerun in the industry, so my overall question is, given everything I’ve just laid out and everything you’ve said on this call right here, you’ve had two bad quarters, OK, it’s a cyclical industry, how could you have only repurchased $1.2 million worth of stock?  I just, I’m almost, I’m flabbergasted because I see the potential and I think you see the potential and to only with that kind of a balance sheet with looking at it at a normalized cap ex of $2 million a year even when it sort of blipped up, now it’s coming back down, and almost $15 million of cash, I just don’t understand how you could have only repurchased $1.2 million worth of stock.  It just seems so compelling unless I’m missing it.  Again, that I’m not asking you to clarify my numbers here but just doing my math it would look like your $2 per share on earnings stock and the after market’s about 15, that’s 7.5 times earnings, for probably a 10 percent grower (ph) over time, with that kind of balance sheet with a management team, you guys have dedicated your career to it, can you talk to me about capital allocation and how I can, you know, either talk to the board or talk to you about how we can really be aggressive with sort of financial engineering here to take advantage of what appears to be a really, really, really cheap stock?

PETE MATHEWSON:  You know every board meeting it’s a discussion point, Dan.  We’ve talked about this, you and me, you know, for the last couple of quarters.  It’s a board decision and so what we’ve done has been a board decision.  That’s all I can say.  I’m not going to kind of comment on financial engineering ideas on a conference call.

DAN PIKE:  Well, you know, we’re obviously the owners of the business and I don’t want you to commit to anything but I hope that the board, you know, Pete, I admire you and I respect your team, I think you guys have built a really nice business, but as I sit here, you know, I report to my investors and part of my strategy is when stocks are cheap we want to encourage management teams to take advantage of it.  So I guess all I can say is I hope the board of directors listens to the call and knows that, you know, someone who’s made an investment in the company says, “Wow, you know, I put my money behind this company by buying the stock,” and I would think with that money on the balance sheet, heck, even most, you know, academics, most people optimal capital structure would suggest, I don’t know for a business like this 15 percent that’s a total cap of 20 percent, we get $3 per share of cash, and I just -- anyway, basically just I’ll get off the soapbox.  I just wanted to deliver that message.  I like what you’re doing with the business and I hope it keeps going.  I like the way things are going, I just hope from my standpoint to be really excited.  I hope you guys pull the trigger on the share repurchase because I think it would work out well.  And that’s it.

PETE MATHEWSON:  OK, thanks, Dan.

DAN PIKE:  OK.  Thanks guys.  Bye-bye.

PETE MATHEWSON:  Bye.

OPERATOR:  Next, you have a follow-up from John Lavery with Pacific Vista.  Sir, go ahead.

JOHN LAVERY:  Yes, thanks.  Just wanted to clarify what you, my earlier question was about the incoming orders, and I wanted to make sure that I understood the number correctly.  Is that literally the number of units, is it the dollar value of the orders or the respective quarter-on-quarter?

BOB CIERZAN:  Incoming.

JOHN LAVERY:  Pardon me?

BOB CIERZAN:  Those are the, it’s the dollar value of the orders incoming quarter-on-quarter, an increase of 14 percent.

JOHN LAVERY:  OK.  It’s the dollar value of everything put together.  OK.  And so what is the typical timing between receipt of an order and shipment of product or revenue recognition?

BOB CIERZAN:  Well you don’t give revenue recognition till the product is shipped first of all and.

JOHN LAVERY:  That’s what I’m saying.  What is the delay between getting the order and recognizing the revenue?

BOB CIERZAN:  You know it varies depending on the order and depending on how long the backlog goes out.  The only thing we can tell you is typically whatever the backlog is we ship the following quarter that dollar value.

JOHN LAVERY:  You ship the dollar value of the backlog in the following quarter?

BOB CIERZAN:  That’s, I’ve never seen that not happen.

JOHN LAVERY:  I guess what you mean is you ship at least the backlog, is that right?

BOB CIERZAN:  Exactly.

JOHN LAVERY:  OK.  The backlog (inaudible).

BOB CIERZAN:  Yeah, I’ve got 11.5 million at the end of the quarter.  Typically that will go out the following quarter.

JOHN LAVERY:  OK.  So looking at the 11.5 million in backlog currently, or at least at the end of September, what you’re saying is that, and I’m not asking you to predict the future, I’m just saying that historically the pattern would be that you would ship at least $11.5 million worth of product in the fourth quarter.  In other words, you would ship whatever’s in backlog plus whatever...

BOB CIERZAN:  Yes, that dollar value.

PETE MATHEWSON:  Yeah, at a minimum.

JOHN LAVERY:  At a minimum.  OK.  And OK, thank you for clarifying that.  And just a quick question, I understand you can’t talk about dollar value or number of units on the NV versus the VS Proto, but can you give us a sense of the unit mix that you’re seeing right now?  In other words, are you selling two of one for every one of the other, or what’s that ratio about?

PETE MATHEWSON:  Yeah.  No, we don’t, we don’t have that.  We just can’t share that.

JOHN LAVERY:  Not even in units?

BOB CIERZAN:  No, I mean we’re first into the fourth quarter now and that’s really something we’re not talking about on this conference call.  We’re talking about third quarter results.

JOHN LAVERY:  Well can you talk about it for the third quarter?

BOB CIERZAN:  Well I mean we’ve said...

PETE MATHEWSON:  What the percentage was.

BOB CIERZAN:  We’ve said what the percentage is and we’re down in branded quarter-on-quarter and co-branded and the mix total, down on the total mix of the two quarter-on-quarter.

JOHN LAVERY:  But branded and co-branded doesn’t tell us anything about whether it’s NV or VS Proto.

PETE MATHEWSON:  Right, we don’t break that out.

JOHN LAVERY:  OK.  Because we’re sort of taking a leap of faith that the...

PETE MATHEWSON:  I know it’s difficult.  The problem is is that we’ve got a whole host of competitors out there and we don’t want to reveal all this stuff.  So I know it’s kind of, it’s difficult but for competitive reasons and if you’re a shareholder you’ll respect that that we don’t want to share some of that.

JOHN LAVERY:  Well, and I’m not asking you to share anything strategic, I’m just talking about the things that have already happened.  You know these are matters of historical fact at this point.

BOB CIERZAN:  I mean I think we’ve told you already though that 35 percent of our branded sales in the third quarter were VS Proto.

JOHN LAVERY:  OK, fair enough.  Thanks.

PETE MATHEWSON:  OK, you’re welcome.

OPERATOR:  Your next question comes from Adam Bojanowski with Golf Headquarters.  Sir, go ahead.

Excuse me, Adam Bojanowski, would you go ahead with your question?

Your next question comes from Joe Ogilvie, an Independent Investor.  Sir, go ahead.

JOE OGILVIE, INDEPENDENT INVESTOR:  Hey guys, how are you doing?

PETE MATHEWSON:  Good.

BOB CIERZAN:  Good.

JOE OGILVIE:  Good.  I was just wondering, could you break out what your shaft mix is from irons to woods?  I mean just to give us some idea.

PETE MATHEWSON:  No, we don’t have that either.

JOE OGILVIE:  You don’t have it or you don’t break it out?

PETE MATHEWSON:  No.

BOB CIERZAN:  No.

JOE OGILVIE:  OK.  Also, the USGA’s been fairly vocal about upcoming changes in groove configurations possibly as early as ‘08, do you, I mean do you sense that a) if that happens your sales in irons could possibly tend to go up?  You know it’s fairly forward-looking.

PETE MATHEWSON:  No, we haven’t really thought about that.  I would say no, I don’t expect that that would have much of a bearing on us one way or the other.

JOE OGILVIE:  Well if everybody’s grooves are illegal, I mean there’ll be some type of grandfather clause.

PETE MATHEWSON:  Right.  It’ll just be a going forward kind of thing.

JOE OGILVIE:  Yup.  OK, that’s all.

PETE MATHEWSON:  OK.

OPERATOR:  Your next question is a follow-up question from Swarag Chowdhury with Dalton Investments.  Sir, go ahead.

SWARAG CHOWDHURY:  You told me to my previous question that normally fourth quarter is stronger than the third quarter and last year was an exception, and I’m seeing here in the third quarter of ‘05 and fourth quarter of ‘05 your sales in EBITDA both were higher in the third quarter.  What happened exactly?   So  we are just really comparing against a extraordinarily strong third quarter last year, what happened in that quarter?

PETE MATHEWSON:  Last year?

SWARAG CHOWDHURY:  Yup.

PETE MATHEWSON:  You know very strong sales of NV and a lot of strong OEM programs in the middle of the programs.  Just a timing kind of thing and a lot of branded sales.

SWARAG CHOWDHURY:  Which was unusual, you normally don’t see that kind of thing, right?

PETE MATHEWSON:  Well I mean the NV was going like gangbusters in that period.

SWARAG CHOWDHURY:  OK.  But you also said that at the end of the third quarter last year you had, you know, year-over-year still down compared to positive right now, isn’t that correct?

BOB CIERZAN:  Pardon?

SWARAG CHOWDHURY:  Quarter-over-quarter sales was down at the end of third quarter of last year, compared to 14 percent plus this time.

BOB CIERZAN:  No, they’re down this year compared to last year.

SWARAG CHOWDHURY:  No, what I’m trying to say is that, you know, we have done 16 million, 16.4 million of sales.

BOB CIERZAN:  This year.

SWARAG CHOWDHURY:  This year third quarter, and I’m trying to, I’m seeing we have done 18 million sales in the fourth quarter of last year.

BOB CIERZAN:  Right.

SWARAG CHOWDHURY:  I’m trying to, and our year-over-year sales is up, you know, in terms of backlog, so in terms of backlog we are up year-over-year compared to down last year.  Is there a fair enough chance that we’ll do better than 18 million sales in the fourth quarter of this year, so we’ll do in the fourth quarter in terms of sales we have a very bright chance of outperforming last year’s fourth quarter, isn’t it correct?

PETE MATHEWSON:  Well that’s a forward-looking statement.

BOB CIERZAN:  That’s, you know, you’re...

PETE MATHEWSON:  You do the backlog and you’ve got to do your own forecast.

SWARAG CHOWDHURY:  OK, thank you.

PETE MATHEWSON:  OK, you’re welcome.

OPERATOR:  Your next question is another follow-up question from Mr. Dan Pike, an Independent Investor.  Sir, go ahead.

DAN PIKE:  Hi.  Thanks, Pete.  The 14 percent increase in orders received during the third quarter, that number obviously was down 30 last quarter, is there anything different about the buying patterns in the two quarters historically that would suggest that, you know, do more of the eventual sales of the fourth quarter come in as orders during the third quarter versus the second quarter beating (ph) the sales in the third quarter?  Or is it, or is the golf business each quarter about the same amount of sort of what I call preorders come in the quarter before for sales that will be realized in that quarter?  Or is there any difference?

PETE MATHEWSON:  Yeah, it’s virtually the same.

DAN PIKE:  Virtually the same.  Can you tell me historically on average what percentage of the quarterly sales come in pre-quarter?  You know like a 50 percent or, in other words, what I’m trying to get at is, the 14 percent order increase, how much stock can we put in that, like is it normally, does that represent sort of 10 percent of eventual sales historically speaking or is it, you know, or do a lot of orders come in, you know, a month, two months before they ship?

BOB CIERZAN:  Sometimes that’s the case and other times it isn’t.  I mean there is no set pattern to that.

PETE MATHEWSON:  But we will get a lot of, like a lot of the Aldila branded product comes in and it’s almost like at once as far as turning around and shipping it because it’s a stock item.

DAN PIKE:  Would you get the majority of your fourth quarter orders during the third quarter?

PETE MATHEWSON:  Um.

DAN PIKE:  Like what’s a normal lead time, I guess maybe is another way to ask the question.

PETE MATHEWSON:  We had a large percentage of it.

DAN PIKE:  OK, good.  So then you know, when you’re talking about 14 percent increase it’s a material, you know, the way the business is done it’s a material number.  That’s all I wanted to confirm.

PETE MATHEWSON:  Right.

DAN PIKE:  OK, thanks guys.

PETE MATHEWSON:  OK, you’re welcome.

OPERATOR:  Your next question is another follow-up question from Adam Bojanowski with Golf Headquarters.  Sir, go ahead.

ADAM BOJANOWSKI, GOLF HEADQUARTERS:  Hello, Mr. Pete (inaudible).

PETE MATHEWSON:  Hi.

ADAM BOJANOWSKI:  How are you doing.  Sorry about messing that up before.  A question.  I’m going to go off industry.  As far as I’m concerned, Aldila is the only people who really know who you are, are avid golfers, people who golf two, three, four times a week, what do you plan on doing to get your name out there?

PETE MATHEWSON:  Well I think our name is very well known out there.  I think it’s, as far as a premium brand I think it’s as well known as anybody else.  We don’t have any -- you know, and the truth is that really the shafts, you know, the premium branded shafts we are going after those avid golfer and the golfers that play two or three times a week, or what the NGF classifies as avid golfers, they’re the ones that are spending the money, they’re the ones that are out buying the golf equipment every year.

ADAM BOJANOWSKI:  OK.

PETE MATHEWSON:  They could play a couple of rounds a year, you know, they’ve got dated equipment in there and they hardly ever invest in new equipment.

ADAM BOJANOWSKI:  That’s correct.  And I’m looking at your cash flow statement here, as far as your net income most of that is going towards dividends, now as a small company, I mean don’t get me wrong, everyone loves a dividend, but have you ever thought of investing more into the company?

PETE MATHEWSON:  Well I think we are.  We’ve got a very aggressive cap ex program this year.  We’re building a new plant in Vietnam.  We’ve putting new prepreg equipment online here to increase sales.  So yes, we are investing in the growth of the company.  We also, I mean it’s a very good cash flowing company, so we’re able to pay dividends, buy-back stock and have an aggressive cap ex program.

ADAM BOJANOWSKI:  Have you thought of trying to increase retained earnings?  I mean it seems like that a lot of this is going towards the dividends and maybe keeping more of it towards the retained earnings.

PETE MATHEWSON:  Well you know we discuss it at board meetings every quarter.

BOB CIERZAN:  Are you saying you want us to cut the dividend?

ADAM BOJANOWSKI:  If it meant better growth in getting a larger part in the golf industry.

PETE MATHEWSON:  Well we’re not...  By paying a dividend we are not restricting any of what we see as growth opportunities as far as investing in the business.  So that’s not holding us back.  What we’re spending, we’re spending it where we think we see reasonable growth opportunities.  I don’t know if you’re saying if that’s what, if that answers your question.

BOB CIERZAN:  Whether you want us to buy another share (ph) of the company which doesn’t really work.

ADAM BOJANOWSKI:  No, not necessarily.  I think that’s it.  Thank you very much.

PETE MATHEWSON:  You’re welcome.

ADAM BOJANOWSKI:  Have a nice quarter.

PETE MATHEWSON:  OK, thanks.

BOB CIERZAN:  Thanks.

ADAM BOJANOWSKI:  Thank you.  Bye-bye.

PETE MATHEWSON:  Bye.

OPERATOR:  Your last question comes from Casey Alexander with Gilford.  Please go ahead.

CASEY ALEXANDER, GILFORD SECURITIES:  Hi, good afternoon guys.

PETE MATHEWSON:  Hi, Casey.

BOB CIERZAN:  Hi, Casey.

CASEY ALEXANDER:  I’m sorry.  I’m sorry I’m trying to straighten up after that.  You mentioned that, you know, there was one company out there that did a tremendous job this last year selling hybrid shafts, and hybrid woods are traditionally now done with a graphite sets, aren’t there several companies that are contemplating or considering introducing hybrid sets for 2007?

PETE MATHEWSON:  Yes, there’s several, several major OEMs have a kind of hybrid iron sets for introduction in ‘07.

CASEY ALEXANDER:  Yeah, and that hybrid iron set is traditionally going to be, since the hybrid woods are graphite shaft, I can’t think of anybody who’s introducing a set that has hybrid woods and then irons with metal shafts in that hybrid set, are there?  I mean there’s pretty much a graphite shaft through that whole set, correct?

PETE MATHEWSON:  No, I can think of at least one that’s not that way.

CASEY ALEXANDER:  Is that right?  Huh.  Well I think most of them are probably likely to be graphite throughout the set so that people feel as though they get a max set.  So I would think that might represent a unit growth opportunity for you anyway in 2007, don’t you think?

PETE MATHEWSON:  I think it’s, I think long term it’s a golden opportunity and a way to kind of attack the iron market which has been tough for us as you know, Casey, you’re a player.  You know better players don’t prefer graphite in their irons to-date.  It’s kind of a back door method I think.  I mean do you play hybrid clubs, and do you have a couple of hybrid clubs in your bag?

CASEY ALEXANDER:  I don’t know an A player now that doesn’t.

PETE MATHEWSON:  I mean it’s, you know better players have embraced (inaudible) the technology, they’re easier to hit and anybody that has hit them all the way through their, you know, whatever level you are it’s a no-brainer, you should be playing them.  And kind of the worse golfer you are the more you should have in your bag, I think you would agree with that statement.

CASEY ALEXANDER:  Well I mean the worse golfer you are and yet the best golfers in the world, you know, almost ubiquitously have them to their bags X 4 or 5 percent of them.

PETE MATHEWSON:  And their graphite shafted.

CASEY ALEXANDER:  Every one, yeah.  So I still think that might represent an opportunity for you.  And in reference to where you see the sales falling out in the third quarter, can you make any comment as to how much you think is the business and how much is you think is your share in the competition?

PETE MATHEWSON:  You know it gets tough to try to put a (inaudible) by that, Casey.  I mean we look at that, I mean there’s, it’s like a moving target.  It’s a very dynamic situation and part of it is timing, you know with our major customers, where we are with their new product introductions plays a big part in it.

CASEY ALEXANDER:  OK.  Well, I will say to answer that, to answer for you that one commercial that the guy gave that, who actually hasn’t been around the last seven or eight years and doesn’t understand how hard it was to come by that cash and how much heavy lifting you guys did, and my friend, Mr. Sears (ph) who probably wraps his arm around that bank account every day.  So I understand how brutally competitive this business can be and I would probably be marshalling my cash as well.  So good luck with the next quarter and good luck with next year.

BOB CIERZAN:  OK.

PETE MATHEWSON:  OK, nice having you on the call, Casey.

CASEY ALEXANDER:  All right.  Take care.

PETE MATHEWSON:  You too.

OPERATOR:  Sir, there appear to be no further questions.

PETE MATHEWSON:  All right.  Thank you for participating in our third quarter 2006 conference call.  We look forward to speaking with you on our fourth quarter results.  Thank you.

OPERATOR:  This concludes today’s Aldila third quarter 2006 financial results conference call.  You may now disconnect.

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